Exhibit (a-5)

THE ALGER ETF TRUST

CERTIFICATE OF TERMINATION

The undersigned, being currently the sole Trustee of The Alger ETF Trust (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Sections 6.1(c) and 9.3 of the Agreement and Declaration of Trust dated March 24, 2020, as amended (collectively, the “Declaration of Trust”), the Declaration of Trust is further amended as follows:

●	Alger Focus Fund, a series of the Trust, is terminated effective upon the execution of this Certificate of Termination.

The sole Trustee further directs that, upon the execution of this Certificate of Termination, the Trust, as contemplated by Section 9.4 of the Declaration of Trust, shall take all necessary action to file a copy of this Certificate of Termination with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

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IN WITNESS WHEREOF, the undersigned has set his hand and seal this 25th day of August 2020.

/s/ Hal Liebes
Hal Liebes
Sole Trustee

ACKNOWLEDGEMENT

State of New York	)
) ss.
County of New York	)

August 25, 2020

Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed before me.

/s/ Rachel I. Aldous
Notary Public
My Commission Expires: August 7, 2021
ID#01WI6362797